Lane Powell ref. 718196.001003

ASSIGNMENT

WHEREAS, Narrow Gate Publishing, LLC, a Colorado corporation having offices at 11605 Meridian Market View Unit 124, #254, Falcon, Colorado 80831, (hereinafter "ASSIGNOR"), desires to transfer the entire right, title, and interest to certain new and useful improvements for which ASSIGNOR has filed and owns an invention disclosed and/or claimed in a U.S. patent application titled "METHODS AND SYSTEMS FOR ON-DEMAND PUBLISHING OF RELIGIOUS WORKS " (hereinafter the "US APPLICATION"), which was filed on September 16, 2016 and was given U.S. Application No. 15/129,637, which is a National Stage entry of PCT/US2015/022559, filed March 25, 2015, which claims priority from Provisional Application No. 61/971,307, filed March 27, 2014.

WHEREAS, Revival AI LLC, a Colorado corporation having offices 11605 Meridian Market View Unit 124, #254, Falcon, Colorado 80831 (hereinafter "ASSIGNEE") desires to receive the entire right, title, and interest in and to the inventions disclosed in the US Patent Application and hereby accepts ownership of the US APPLICATION from ASSIGNOR.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby further acknowledges that it establishes by these presents that ASSIGNOR does hereby sell, assign, and transfer, unto ASSIGNEE, its successors, legal representatives, and assigns, the entire right, title, and interest in the United States, to and under the US Patent Application and any US Patent(s) that may be granted thereon; and ASSIGNOR hereby authorizes ASSIGNEE to file in the name of ASSIGNEE and presently sells, assigns, and transfers any current or future ownership rights of ASSIGNOR to ASSIGNEE in all United States divisions, continuations, continuations-in-part, reissues, reexaminations, and renewals (hereinafter "the CONTINUING APPLICATIONS") and to any foreign pending or future filed applications (hereinafter "the FOREIGN APPLICATIONS); and ASSIGNOR hereby authorizes and requests the Commissioner of Patents of the United States, and any juristic entity of a foreign government whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent resulting from the US PATENT APPLICATION, the CONTINUING APPLICATIONS, and the FOREIGN APPLICATIONS to ASSIGNEE, its successors, legal representatives, and assigns, in accordance with the terms of this Agreement.

IN TESTIMONY WHEREOF, I hereunto set my hand and seal this 13th day of June, 2018.

Assignor (Conveying Party)	Assignee (Receiving Party)
Narrow Gate Publishing, LLC 11605 Meridian Market View Unit 124, #254 Falcon, Colorado 80831	Revival AI LLC 11605 Meridian Market View Unit 124, #254 Falcon, Colorado 80831
By: [signature]	By: [signature]
Name: William J. Robinson III	Name: William J. Robinson III
Title: Chief Executive Officer	Title: Chief Visionary Officer
Date: June 13th, 2018	Date: June 13th, 2018

A NOTARY PUBLIC OR OTHER OFFICER COMPLETING THIS CERTIFICATE VERIFIES ONLY THE IDENTITY OF THE INDIVIDUAL WHO SIGNED THE DOCUMENT TO WHICH THIS CERTIFICATE IS ATTACHED, AND NOT THE TRUTHFULNESS, ACCURACY, OR VALIDITY OF THAT DOCUMENT.

STATE OF Colorado }
COUNTY OF El Paso } ss.

On 06/13/2018, before me, Alicia K Gustin, notary public, personally appeared *** and *** who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Colorado that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]

[signature]
Notary Signature

718196.1003/7315572.1